PRESS RELEASE

Jacqualyn Fouse Joins Dick's Sporting Goods' Board of Directors

PITTSBURGH, Pa., September 16, 2010 - Dick's Sporting Goods, Inc. (NYSE: DKS) announced today that Jacqualyn A. Fouse has been elected to the Company's Board of Directors.

Effective September 27, 2010, Ms. Fouse will be joining Celgene Corporation, a global biopharmaceutical company (NASDAQ: CELG), to serve as its Chief Financial Officer. Since July 2007, Ms. Fouse has served as the Chief Financial Officer of Bunge Limited (NYSE: BG), a global agribusiness and food company. From 2006 to 2007, Ms. Fouse was the Senior Vice President, Chief Financial Officer and Corporate Strategy, at Alcon, Inc. (NYSE: ACL), a global eye care company. In addition, from 2002, she was Alcon's Senior Vice President and Chief Financial Officer. Previously, Ms. Fouse held a variety of senior finance positions at Alcon and its then majority owner Nestle SA.

Ms. Fouse earned a B.A. and an M.A. in Economics from the University of Texas at Arlington.

"We are pleased to welcome Jackie to our Board," said Edward W. Stack, Chairman and CEO. "She is well seasoned in the world of finance with nearly 30 years of experience. Her combined insight and expertise will be an excellent contribution to and further enhancement of the Dick's Sporting Goods board."

About Dick's Sporting Goods, Inc.

Dick's Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel and footwear in a specialty store environment. The Company also owns and operates Golf Galaxy, LLC, a multi-channel golf specialty retailer. As of July 31, 2010, the Company operated 425 Dick's Sporting Goods stores in 42 states, 91 Golf Galaxy stores in 31 states and e-commerce and catalog operations for both Dick's Sporting Goods and Golf Galaxy. Dick's Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the top of the home page). The Company's website is not part of this press release.

Contact:

Timothy E. Kullman, EVP - Finance, Administration and Chief Financial Officer or

Anne-Marie Megela, Director, Investor Relations

724-273-3400

investors@dcsg.com